Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

IDENTIV, INC.

A DELAWARE CORPORATION

(as amended June 10, 2025)

Page

ARTICLE 1 Offices		1
1.1	Registered Office	1
1.2	Other Offices	1
ARTICLE 2 Meeting of Stockholders		1
2.1	Place of Meeting	1
2.2	Annual Meeting.	1
2.3	Advance Notice of Business to be Brought before a Meeting.	1
2.4	Advance Notice of Nominations for Election of Directors at a Meeting.	6
2.5	Additional Requirements for Valid Nomination of Proposed Nominees to Serve as Directors and, if Elected, to be Seated as Directors.	8
2.6	Special Meetings	11
2.7	Notice of Meetings	12
2.8	List of Stockholders	12
2.9	Organization and Conduct of Business	12
2.10	Quorum	13
2.11	Adjournments	13
2.12	Voting Rights	13
2.13	Majority Vote	14
2.14	Record Date for Stockholder Notice and Voting	14
2.15	Proxies	14
2.16	Inspectors of Election	14
2.17	No Action Without a Meeting	15
2.18	Delivery	15
ARTICLE 3 Directors		15
3.1	Number of Directors	15
3.2	Director Nominations	15
3.3	Enlargement and Vacancies	15
3.4	Resignation and Removal	15
3.5	Powers	16
3.6	Chair of the Board of Directors	16
3.7	Place of Meetings	16
3.8	Regular Meetings	16
3.9	Special Meetings	16
3.10	Quorum, Action at Meeting, Adjournments	16
3.11	Action Without Meeting	17
3.12	Remote Meetings	17
3.13	Committees	17
3.14	Fees and Compensation of Directors	17

-i-

(continued)

Page

ARTICLE 4 Officers		17
4.1	Officers Designated	17
4.2	Election	18
4.3	Tenure	18
4.4	The Chief Executive Officer	18
4.5	The President	18
4.6	The Vice President	18
4.7	The Secretary	19
4.8	The Assistant Secretary	19
4.9	The Chief Financial Officer	19
4.10	The Treasurer and Assistant Treasurers	19
4.11	Bond	19
4.12	Delegation of Authority	19
ARTICLE 5 Notices		19
5.1	Notice to Stockholders	20
5.2	Waiver of Notice	20
ARTICLE 6 Indemnification of Directors and Officers		20
6.1	Right to Indemnification	20
6.2	Right to Advancement of Expenses	21
6.3	Right of Indemnitee to Bring Suit	21
6.4	Non-Exclusivity of Rights	21
6.5	Insurance	22
6.6	Indemnification of Employees and Agents of the Corporation	22
6.7	Nature of Rights	22
6.8	Severability	22
ARTICLE 7 Capital Stock		22
7.1	Certificates for Shares	22
7.2	Signatures on Certificates	23
7.3	Transfer of Stock	23
7.4	Registered Stockholders	23
7.5	Lost, Stolen or Destroyed Certificates	23
ARTICLE 8 General Provisions		23
8.1	Dividends	23
8.2	Checks	24
8.3	Corporate Seal	24
8.4	Execution of Corporate Contracts and Instruments	24

-ii-

(continued)

Page

8.5	Representation of Shares or Interests of Other Entities	24
ARTICLE 9 Forum for Adjudication of Disputes		24
9.1	Exclusive Forum; Delaware Chancery Court	24
9.2	Exclusive Forum; Federal District Courts	25
9.3	Failure to Enforce Exclusive Forum	25
ARTICLE 10 Amendments		25

-iii-

AMENDED AND RESTATED

B Y L A W S

OF

identiv, INC.

(a Delaware corporation)

ARTICLE 1

Offices

1.1 Registered Office. The registered office of Identiv, Inc. shall be set forth in the certificate of incorporation of the corporation.

1.2 Other Offices. The corporation may also have offices at such other places, either within or without the State of Delaware, as the board of directors of the corporation (the “Board of Directors”) may from time to time designate, or as the business of the corporation may require.

ARTICLE 2

Meeting of Stockholders

2.1 Place of Meeting. Meetings of stockholders may be held at such place, either within or without the State of Delaware, as may be designated by or in the manner provided in these bylaws, or, if not so designated, at the principal executive offices of the corporation. The Board of Directors may, in its sole discretion, (a) determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication, or (b) permit participation by stockholders at such meeting by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).

2.2 Annual Meeting.

(a) Annual meetings of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting, shall be held each year on such date and at such time as shall be designated from time to time by or in the manner determined by the Board of Directors and stated in the notice of the meeting. Except as otherwise restricted by the certificate of incorporation of the corporation or applicable law, the Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders.

2.3 Advance Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before the annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or any committee thereof to do so by the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in this Section 2.3 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.3 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Sections 2.4 and 2.5 and this Section 2.3 shall not be applicable to nominations except as expressly provided in Sections 2.4 and 2.5.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the corporation and (ii) provide any updates or supplements to the information contained in such notice at the time and in the forms required by this Section 2.3. To be timely, the stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not earlier than 5:00 p.m. Eastern Time on the one hundred twentieth (120th) day nor later than 5:00 p.m. Eastern Time on the ninetieth (90th) day before the anniversary of the date the corporation’s proxy statement was first released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the Secretary of the corporation not later than 5:00 p.m. Eastern Time on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods, “Timely Notice”). For the purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission. In no event shall an adjournment or postponement (or the public announcement thereof) of an annual meeting for which notice has been given, or the public announcement of the date thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) To be in proper form for purposes of this Section 2.3, a stockholder’s notice to the Secretary of the corporation shall set forth:

(i) As to each Proposing Person (as defined below), (1) the name and address of each Proposing Person who is a record stockholder as such name and address appear on the corporation’s books and records, and the name and address of each other Proposing Person; and (2) the number of shares of each class or series of stock of the corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of

Rule 13d-3 under the Exchange Act) by each Proposing Person, except that, for purposes of this Section 2.3(c)(i), such Proposing Person shall in all events be deemed to beneficially own all shares of any class or series of stock of the corporation as to which such Proposing Person has a right to acquire beneficial ownership, whether immediately or at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person,

(1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer,

(2) any rights to dividends on the shares of any class or series of stock of the corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the corporation,

(3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation,

(4) any other material relationship between such Proposing Person, on the one hand, and the corporation or any affiliate of the corporation, on the other hand,

(5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the corporation or any affiliate of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(6) a representation that the stockholder is a holder of record of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting and that such stockholder (or a qualified representative thereof) intends to appear at the meeting to propose the business that is specified in the notice;

(7) a representation whether any Proposing Person or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation and a representation as to whether the Proposing Person intends or is part of a group that intends (x) to deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s voting shares required to approve or adopt the business, and/or (y) to otherwise solicit proxies or votes from stockholders in support of such business;

(8) a certification regarding whether each Proposing Person has complied with all applicable federal, state and other legal requirements in connection with such Proposing Person’s acquisition of shares of capital stock or other securities of the corporation and/or such Proposing Person’s acts or omissions as a stockholder or beneficial owner of the corporation; and

(9) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (9) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including the names of such other holder(s), person(s) or entity(ies)) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.3(c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(d) For purposes of this Section 2.3, the term “Proposing Person” shall mean each of (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made and (iii) any affiliate (used herein as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”)) of either of the foregoing.

(e) A Proposing Person shall update and supplement the information contained in its notice to the corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the later of the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the later of the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the later of the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(f) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.3. The Board of Directors and, subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power to determine whether business proposed to be brought before the meeting was proposed in accordance with this Section 2.3 and to declare that any such business not properly proposed shall be disregarded and shall not be transacted, notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the corporation.

(g) This Section 2.3 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the corporation’s proxy statement. In addition to the requirements of this Section 2.3 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business, and any failure to comply therewith shall be deemed a failure to comply with this Section 2.3. Nothing in this Section 2.3 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.4 Advance Notice of Nominations for Election of Directors at a Meeting.

(a) Subject to the rights, if any, of holders of preferred stock to vote separately to elect directors, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but, in the case of a special meeting, only if such meeting is called for the purpose of electing directors) may be made at such meeting only (i) by or at the direction of the Board of Directors, or any committee thereof authorized to do so by the Board of Directors, or (ii) by a stockholder present in person who (A) was a stockholder of record of the corporation (and with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in Section 2.4(b) and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.4 and Section 2.5 as to such notice and nomination. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at any annual meeting or special meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or, subject to the limitations set forth in these bylaws, at a special meeting of the stockholders, the stockholder must (i) provide Timely Notice (as defined in Section 2.3(b) of these bylaws) thereof in writing and in proper form to the Secretary of the corporation; (ii) have acted in accordance with the representations set forth in the Solicitation Statement required by these bylaws; (iii) provide the information, agreements and questionnaires with respect to such stockholder and its proposed nominee as required to be set forth by this Section 2.4 and Section 2.5; and (iv) provide any updates or supplements to the information contained in such notice at the times and in the forms required by this Section 2.4 and Section 2.5. The number of nominees a stockholder may nominate for election at the annual meeting or special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting or special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting or special meeting. Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the corporation at least ten (10) days before the last day a Nominating Person may deliver Timely Notice, a Nominating Person’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(c) In no event shall an adjournment or postponement (or the public announcement thereof) of an annual meeting for which notice has been given, or the public announcement of the date thereof has been made, or of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.3(c)(i), except that for purposes of this Section 2.4, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(i));

(ii) As to each Nominating Person, (A) any Disclosable Interests (as defined in Section 2.3(c)(ii), except that for purposes of this Section 2.4, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.3(c)(ii), and the Disclosable Interests in Section 2.3(c)(ii) shall be made with respect to nomination of each person for election as a director at the meeting); (B) a representation as to whether such person intends, or is part of a group that intends, to deliver a proxy statement and form of proxy to holders of at least sixty-seven percent (67%) of the voting power of the shares entitled to vote on the election of directors and file a definitive proxy statement with the U.S. Securities and Exchange Commission in accordance with the requirements of the Exchange Act (such statement, a “Solicitation Statement”); and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including the names of such other holder(s), person(s) or entity(ies)) in connection with the nomination; and

(iii) As to each proposed nominee whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.4 and Section 2.5 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each proposed nominee or his or her respective associates (used herein as defined in Rule 405 under the Securities Act; provided that, for purposes of these bylaws, the term “partner” as used in the definition of “associate” thereunder shall not include any limited partner that is not involved in the management of the relevant partnership) or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(a).

(e) For purposes of this Section 2.4, the term “Nominating Person” shall mean each of (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (iii) any affiliate of either of the foregoing.

(f) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement the information contained in such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the later of the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the later of the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the later of the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(g) In addition to the requirements of this Section 2.4 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations, and any failure to comply therewith shall be deemed a failure to comply with this Section 2.4.

2.5 Additional Requirements for Valid Nomination of Proposed Nominees to Serve as Directors and, if Elected, to be Seated as Directors.

(a) To be eligible to be a proposed nominee for election as a director of the corporation at an annual meeting or a special meeting, a proposed nominee must be nominated in the manner prescribed in Section 2.4 and the proposed nominee, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such proposed nominee given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the corporation, (i) a completed written questionnaire (in the form provided by the corporation upon written request therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in the form provided by the corporation upon written request therefor) that such proposed nominee (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding (whether oral or in writing) with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed in the questionnaire, or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the corporation that has not been disclosed in the questionnaire, and (C) if elected as a director of the corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any proposed nominee, the Secretary of the corporation shall provide to such proposed nominee all such policies and guidelines then in effect) that are publicly disclosed or which were provided by the Secretary with the written representation and agreement required by this Section (the “Guidelines”).

(b) The Board of Directors may also require any proposed nominee as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such proposed nominee’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such proposed nominee to be an independent director of the corporation under the listing requirements or rules of any stock exchange upon which the corporation’s securities are listed and the Guidelines.

(c) A proposed nominee as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the later of the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (or any other office specified by the corporation in any public announcement) (i) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and (ii) not later than eight (8) business days prior to the later of the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the later of the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder or information provided by a proposed nominee, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(d) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if any Nominating Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the

Exchange Act with respect to any proposed nominee and (ii) subsequently (x) fails to comply with the requirements of Rule 14a-19 promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such Nominating Person has met the requirements of Rule14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence) or (y) fails to inform the corporation that such Nominating Person no longer plans to solicit proxies in accordance with the requirements of Rule 14a-19 promulgated under the Exchange Act by delivering a written notice to the Secretary at the principal executive offices of the corporation within two (2) business days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominee may have been received by the corporation. If any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(e) For any nomination to be properly brought before a meeting, the information provided by any Nominating Person or proposed nominee, including the information contained in any questionnaire, shall not contain any false or misleading information or omit any material information that has been requested, and the Nominating Person or proposed nominee shall have acted in accordance with all representations required by Section 2.4 or this Section 2.5. In the event of a failure to meet the requirements of Section 2.4 and Section 2.5, (1) the corporation may omit or, to the extent feasible, remove the information concerning the nomination from its proxy materials and/or otherwise communicate to its stockholders that the nominee is not eligible for election at the annual meeting, (2) the corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the party and (3) the chairperson of the meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation. The Board of Directors, and, subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power to determine that a nomination was not properly made in accordance with Section 2.4 or this Section 2.5 (including, without limitation, compliance with Rule 14a-19 promulgated under the Exchange Act) and to declare that the defective nomination shall be disregarded (and such nominee shall be disqualified from standing for election or re-election), notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the corporation.

(f) Notwithstanding anything in these bylaws to the contrary, no proposed nominee by a Nominating Person shall be eligible for nomination or to be seated as a director of the corporation unless nominated and elected in accordance with Section 2.4 and this Section 2.5.

(g) Notwithstanding the foregoing provisions, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the corporation. For purposes of these Bylaws, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the Secretary of the corporation at least five (5) business days prior to the meeting of stockholders.

2.6 Special Meetings. Special meetings of the stockholders of the corporation may be called only by (a) the Chair of the Board of Directors, (b) the Chief Executive Officer, (c) the President of the corporation, (d) a resolution duly adopted by the affirmative vote of a majority of the Board of Directors, and (e) the Secretary upon the receipt of one or more written requests to call a special meeting from the stockholders of record of at least 10% of the voting power of the outstanding shares of capital stock entitled to vote at the meeting. A stockholder’s written request to call a special meeting must (i) set forth the number of shares of each class and series of capital stock of the corporation owned of record and beneficially by such requesting stockholder as of the date of such request and (ii) state the business to be acted on at the requested special meeting (including the names of any nominee(s) for director). In the case of a nomination submitted pursuant to a stockholder’s written request to call a special meeting, the Company may request that any such nominee complete and return a written questionnaire (in the form provided by the corporation upon written request therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee. Except as otherwise required by law or as provided in the certificate of incorporation of the corporation, and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders of the corporation may not be called by any other person or person. The Board may fix a record date to determine the stockholders entitled to submit written requests to call a special meeting, which record date shall not precede, and shall not be more than ten (10) days after, the date upon which the resolution fixing such record date is adopted. If no record date is fixed by the Board, the record date shall be the date that the first written request to call a special meeting is received by the Secretary. Business transacted at special meetings of stockholders of the corporation shall be confined to the purpose or purposes stated in the corporation’s notice of the meeting, which, in the case of a stockholder- request special meeting, shall be limited to: (i) the business stated in the valid special meeting requests received from holders of the requisite percentage of shares, and (ii) any additional business that the Board of Directors determines to include in the corporation’s notice of meeting. Special meetings of stockholders of the corporation shall be held at such place, on such date, and at such time as the Chair of the Board of Directors, the Chief Executive Officer or the President of the corporation shall fix. Except as otherwise restricted by the certificate of incorporation of the corporation or applicable law, the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders.

2.7 Notice of Meetings. Except as otherwise provided by law, the certificate of incorporation of the corporation, or these bylaws, written notice of each annual or special meeting of stockholders stating the place, if any, date, and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which such special meeting is called, shall be given to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting in accordance with Section 232 of the DGCL not less than ten (10) nor more than sixty (60) days before the date of the meeting.

2.8 List of Stockholders. The corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Nothing in this Section 2.8 shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of ten (10) days ending on the date before to the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on a reasonably accessible electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.

2.9 Organization and Conduct of Business. Such person as the Board of Directors may have designated or, in the absence of such a person, the Chair of the Board of Directors or, in his or her absence, the Chief Executive Officer or President of the corporation or, in their absence, such person as may be chosen by the holders of a majority of the voting power of the shares issued and outstanding and entitled to vote thereon who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairperson of the meeting. In the absence of the Secretary of the corporation, the secretary of the meeting shall be such person as the chairperson of the meeting appoints.

The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting shall have the authority to adopt and enforce such rules, regulations and procedures and to do all acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the chairperson of the meeting, may include, without limitation, the authority to: (i) determine when the polls will open and close on items submitted for stockholder action and matters which are to be voted on by ballot (if any); (ii) establish an agenda or order of business for the meeting and fix the time allotted for consideration of each agenda item and for questions and comments by persons in attendance; (iii) adopt rules for determining who may pose questions and comments during the meeting; (iv) adopt rules for determining who may attend or participate in the meeting, including, without limitation, so limiting such attendees or participants to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies, qualified representatives and such other persons as the chairperson of the meeting shall permit; (v) adopt procedures, if any, requiring attendees to provide the corporation advance notice of their intent to attend the meeting; (vi) adopt rules and procedures for maintaining order at the meeting and the safety of those present; (vii) adopt restrictions on entry to the meeting after the time fixed for the commencement thereof; and (viii) adopt any additional procedures or requirements for proponents submitting a proposal pursuant to Rule 14a-8 under the Exchange Act.

2.10 Quorum. Except where otherwise required by law, the rules of any stock exchange upon which the corporation’s securities are listed, the certificate of incorporation of the corporation or these bylaws, the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

2.11 Adjournments. The chairperson of the meeting, or the stockholders, by the affirmative vote of a majority of the votes cast affirmatively or negatively, or any officer entitled to preside at such meeting, shall be entitled to adjourn such meeting from time to time, whether or not a quorum is present, without notice other than announcement at the meeting. When a meeting is adjourned to another place, date or time (including an adjournment to address a technical failure to convene or continue a meeting using remote communications), notice need not be given of the adjourned meeting if the place, if any, date and time thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, or (iii) set forth in the notice of meeting given in accordance with Section 2.7 of these bylaws; provided, however, that if the adjournment is for more than thirty (30) days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting in accordance with Section 222 of the DGCL. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 2.14 of these bylaws and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

2.12 Voting Rights. Unless otherwise required by the DGCL or the certificate of incorporation of the corporation, each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of the capital stock having voting power held by such stockholder. No holder of shares of the corporation’s common stock shall have the right to cumulative votes.

2.13 Majority Vote. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively shall decide any question brought before such meeting, unless the question is one upon which a different vote is required by law, the certificate of incorporation of the corporation or these bylaws, including Section 3.2 hereof, or the rules of any a stock exchange upon which the corporation’s securities are listed.

2.14 Record Date for Stockholder Notice and Voting.

(a) In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting in accordance with the foregoing provisions of this subsection (a).

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.15 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.

2.16 Inspectors of Election. The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The corporation may designate one or more persons to act as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

2.17 No Action Without a Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by these bylaws. The stockholders may not in any circumstance take action by written consent.

2.18 Delivery. Irrespective of Section 116 of the Delaware General Corporation Law, whenever this Article 2 requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation, letter or other document or agreement), such document or information must be in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

ARTICLE 3

Directors

3.1 Number of Directors. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the Board of Directors.

3.2 Director Nominations. At each annual meeting of the stockholders, directors shall be elected by a plurality of votes cast, and each director so elected shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal, death, or incapacity.

3.3 Enlargement and Vacancies. Except as otherwise provided by applicable law, and subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall be filled as provided in the certificate of incorporation of the corporation.

3.4 Resignation and Removal. Any director may resign at any time upon written or electronic notice to the corporation addressed to the attention of the Chief Executive Officer, the Secretary, the Chair of the Board of Directors or the Chair of the Nominating and Corporate Governance Committee of the Board of Directors, who shall in turn notify the full Board of Directors (although failure to provide such notification to the full Board of Directors shall not impact the effectiveness of such resignation). Such resignation shall be effective upon receipt of such notice by one of the individuals designated above unless the notice specifies such resignation to be effective at some other time or upon the happening of some other event. Subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire Board, may be removed from office at any time as provided in the certificate of incorporation of the corporation.

3.5 Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation of the corporation or by these bylaws directed or required to be exercised or done by the stockholders.

3.6 Chair of the Board of Directors. The directors shall elect a Chair of the Board of Directors and may elect a Vice Chair of the Board, each to hold such office until their successor is elected and qualified or until their earlier resignation or removal. In the absence or disability of the Chair of the Board of Directors, the Vice Chair of the Board, if one has been elected, or another director designated by the Board of Directors, shall perform the duties and exercise the powers of the Chair of the Board of Directors. The Chair of the Board of Directors of the corporation shall preside at all meetings of the Board of Directors and shall have such other duties as may be vested in the Chair of the Board of Directors by the Board of Directors. The Vice Chair of the Board of the corporation shall have such duties as may be vested in the Vice Chair of the Board by the Board of Directors.

3.7 Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

3.8 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, if any, as may be determined from time to time by the Board of Directors; provided, however, that any director who is absent when such a determination is made shall be given prompt notice of such determination.

3.9 Special Meetings. Special meetings of the Board of Directors may be called by the Chair of the Board of Directors, the Chief Executive Officer, or by the written request of a majority of the directors then in office. Notice of the time and place, if any, of special meetings shall be delivered personally or by telephone to each director, or sent by first-class mail or courier service, facsimile transmission, or by electronic mail or other electronic transmission, charges prepaid. In case such notice is mailed, it shall be deposited in the United States mail at least three (3) days prior to the time of holding of the meeting. In case such notice is delivered personally or by telephone or by courier service, facsimile transmission, or electronic mail or other electronic transmission, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

3.10 Quorum, Action at Meeting, Adjournments. At all meetings of the Board of Directors, a majority of the directors then in office, but in no case less than ⅓ of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically required by law or by the certificate of incorporation of the corporation or these bylaws. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.11 Action Without Meeting. Unless otherwise restricted by the certificate of incorporation of the corporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. After such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the Board of Directors or committee.

3.12 Remote Meetings. Unless otherwise restricted by the certificate of incorporation of the corporation or these bylaws, any member of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or of any committee, as the case may be, by means of conference telephone or by any form of communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.13 Committees. The Board of Directors may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not the member or members present constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the lawfully delegated powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the conduct of its business by the Board of Directors.

3.14 Fees and Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors.

ARTICLE 4

Officers

4.1 Officers Designated. The officers of the corporation shall be chosen by or in the manner determined by the Board of Directors and shall be a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. The Board of Directors may also choose a Treasurer, one or more Vice Presidents, and one or more assistant Secretaries or assistant Treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation of the corporation or these bylaws otherwise provide.

4.2 Election. The Board of Directors shall choose a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. Other officers may be appointed by the Board of Directors or may be appointed pursuant to a delegation of authority from the Board of Directors.

4.3 Tenure. Each officer of the corporation shall hold office until such officer’s successor is appointed and qualified, unless a different term is specified at the appointment of such officer, or until such officer’s earlier death, resignation, removal or incapacity. Any officer may be removed with or without cause at any time by the Board of Directors or a committee duly authorized to do so (or in the manner determined by the Board of Directors). Any vacancy occurring in any office of the corporation may be filled by or in the manner determined by the Board of Directors, at its discretion. Any officer may resign by delivering such officer’s written resignation to the corporation to the attention of the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

4.4 The Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chair of the Board of Directors, in the absence of the Chair of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be delegated by the Board of Directors to some other officer or agent of the corporation.

4.5 The President. The President shall, in the event there is no Chief Executive Officer or in the absence of the Chief Executive Officer or in the event of his or her disability, perform the duties of the Chief Executive Officer, and when so acting, shall have the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as may from time to time be prescribed for such person by the Board of Directors, the Chief Executive Officer, or these bylaws.

4.6 The Vice President. The Vice President, if any (or in the event there be more than one, the Vice Presidents in the order designated by the directors, or in the absence of any designation, in the order of their election), shall, in the absence of the President or in the event of his or her disability or refusal to act, perform the duties of the President, and when so acting, shall have the powers of and be subject to all the restrictions upon the President. The Vice President(s) shall perform such other duties and have such other powers as may from time to time be prescribed for such person(s) by the Board of Directors, the Chief Executive Officer, the President, or these bylaws.

4.7 The Secretary. The Secretary shall attend all meetings of the Board of Directors and the stockholders and record all votes and the proceedings of the meetings in a book to be kept for that purpose and shall perform like duties for the standing committees, when required. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and special meetings of the Board of Directors, and shall perform such other duties as may from time to time be prescribed by the Board of Directors, the Chair of the Board of Directors or the Chief Executive

Officer, under whose supervision he or she shall act. The Secretary shall sign such instruments on behalf of the corporation as the Secretary may be authorized to sign by the Board of Directors or by law and shall countersign, attest and affix the corporate seal to all certificates and instruments where such countersigning or such sealing and attesting are necessary to their true and proper execution.

4.8 The Assistant Secretary. The Assistant Secretary, or if there be more than one, any Assistant Secretaries in the order designated by the Board of Directors (or in the absence of any designation, in the order of their election) shall assist the Secretary in the performance of his or her duties and, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors.

4.9 The Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer in charge of the general accounting books, accounting and cost records and forms. The Chief Financial Officer may also serve as the principal accounting officer and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.

4.10 The Treasurer and Assistant Treasurers. The Treasurer (if one is appointed) shall have such duties as may be specified by the Chief Financial Officer to assist the Chief Financial Officer in the performance of his or her duties and to perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer. It shall be the duty of any Assistant Treasurers to assist the Treasurer in the performance of his or her duties and to perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer.

4.11 Bond. If required by the Board of Directors, any officer shall give the corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of such officer’s office and for the restoration to the corporation of all books, papers, vouchers, money and other property of whatever kind in such officer’s possession or under such officer’s control and belonging to the corporation.

4.12 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE 5

Notices

5.1 Notice to Stockholders. Without limiting the manner by which notice may otherwise be given effectively to stockholders, any notice to stockholders given by the corporation under the DGCL, the certificate of incorporation of the corporation, or the bylaws may be given in any manner permitted by, and shall be deemed delivered as provided in, Section 232 of the DGCL.

5.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or of the certificate of incorporation of the corporation or of these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation of the corporation or these bylaws.

ARTICLE 6

Indemnification of Directors and Officers

6.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee or in any other capacity while serving as a director, officer, or trustee, shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 6.3 of this Article 6 with respect to proceedings to enforce rights to indemnification or advancement, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. For purposes of this Article 6, an “officer” of the corporation shall mean a person elected as an officer by the Board of Directors; provided that, for the avoidance of doubt, any person who is or was an employee of the Corporation that has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation shall not be considered an “officer” of the corporation for purposes of this Article 6 unless the Board of Directors elected such person to hold such an office.

6.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.1 of this Article 6, an indemnitee shall also have the right to be paid by the corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.2 or otherwise.

6.3 Right of Indemnitee to Bring Suit. If a claim under Section 6.1 or 6.2 of this Article 6 is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 6 or otherwise shall be on the corporation.

6.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s certificate of incorporation, bylaws, agreement, vote of stockholders or directors, or otherwise.

6.5 Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

6.6 Indemnification of Employees and Agents of the Corporation. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the corporation, or any person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for the right to indemnification and/or the advancement of expenses.

6.7 Nature of Rights. The rights conferred upon indemnitees in this Article 6 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, or trustee and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Any amendment, alteration, or repeal of this Article 6 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

6.8 Severability. If any word, clause, provision or provisions of this Article 6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article 6 (including, without limitation, each portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article 6 (including, without limitation, each such portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE 7

Capital Stock

7.1 Certificates for Shares. The shares of the corporation shall be (a) represented by certificates or (b) provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated and evidenced by a book-entry system maintained by or through the corporation’s transfer agent or registrar. Certificates shall be signed by, or in the name of, the corporation by any two authorized officers of the corporation, including the Chief Executive Officer, the President, the Secretary, or the Chief Financial Officer, representing the number of shares registered in certificate form.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send or cause to be sent to the registered owner thereof a written notice or electronic transmission containing the information required by Section 151(f) of the DGCL or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.2 Signatures on Certificates. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

7.3 Transfer of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate of shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and proper evidence of compliance of other conditions to rightful transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions and proper evidence of compliance of other conditions to rightful transfer from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

7.4 Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of Delaware.

7.5 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed. The corporation may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against the corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE 8

General Provisions

8.1 Dividends. Dividends upon the capital stock of the corporation, subject to any restrictions contained in the DGCL or the provisions of the certificate of incorporation of the corporation, if any, may be declared by the Board of Directors at any regular or special meeting or by unanimous written consent. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the certificate of incorporation of the corporation.

8.2 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors or its designees may from time to time designate.

8.3 Corporate Seal. The Board of Directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced. The seal may be altered from time to time by the Board of Directors.

8.4 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances.

8.5 Representation of Shares or Interests of Other Entities. The Chief Executive Officer, the President or any Vice President, the Chief Financial Officer or the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary of the corporation is authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares of any corporation or corporations or similar ownership interests of other business entities standing in the name of the corporation. The authority herein granted to said officers to vote or represent on behalf of the corporation any and all shares or similar ownership interests held by the corporation in any other corporation or corporations or other business entities may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers.

ARTICLE 9

Forum for Adjudication of Disputes

9.1 Exclusive Forum; Delaware Chancery Court. To the fullest extent permitted by law, and unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court located within the State of Delaware), shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the corporation or on its behalf, (b) any action or proceeding asserting a claim for breach of any fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder of the corporation to the corporation or the corporation’s stockholders, (c) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL or any provision of the certificate of incorporation of the corporation, any issuance of preferred stock of the corporation, or these bylaws, (d) any action or proceeding to interpret, apply, enforce, or determine the validity of the certificate of incorporation of the corporation or these bylaws, or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine. If any action, the subject matter of which is within the scope of this Section, is filed in a court other than the Court of Chancery of the State of Delaware, or, if that court lacks subject matter jurisdiction, another federal or state court located within the State of Delaware (a “Foreign Action”) by or on behalf of any current or former stockholder (including a current or former beneficial owner), that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder, in each case, to the fullest extent permitted by law. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9.1.

9.2 Exclusive Forum; Federal District Courts. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9.2.

9.3 Failure to Enforce Exclusive Forum. Failure to enforce the provisions contained in this Article 9 would cause the corporation irreparable harm, and the corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE 10

Amendments

Subject to the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation, without any action on the part of the stockholders, by the affirmative vote of at least a majority of the Board of Directors. In addition to any vote of the holders of any class or series of stock of the corporation required by law, by the certificate of incorporation of the corporation, the bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote thereon, voting together as a single class.